    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 18, 1999.

                                            REGISTRATION NO. FILE NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------

                                    FORM S-8
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             ---------------------

                          PEACHTREE FIBEROPTICS, INC.
               (Exact name of issuer as specified in its charter)

                             ---------------------

              DELAWARE                                                   58-1974423
   (State or other jurisdiction of                                    (I.R.S. Employer
   incorporation or organization)                                    Identification No.)

    701 BRICKELL AVENUE SUITE 200
           MIAMI, FLORIDA                                                   33131
   (Address of principal executive                                       (Zip Code)
              offices)

                             ---------------------
                CONSULTING AND ACQUISITION MANAGEMENT AGREEMENT
                    WITH STEPHEN KRAUSE AND TIMOTHY MAHONEY
                            (Full title of the plan)

                             ---------------------

                               LEONARD J. SOKOLOW
                         701 BRICKELL AVENUE, SUITE 200
                              MIAMI, FLORIDA 33131
                         TELEPHONE NO.: (305) 374-0282
                    (Name and address of agent for service)

                             ---------------------

                                    COPY TO:

                            JAMES M. SCHNEIDER, ESQ.
                     ATLAS, PEARLMAN, TROP & BORKSON, P.A.
                    200 EAST LAS OLAS BOULEVARD, SUITE 1900
                         FORT LAUDERDALE, FLORIDA 33301
                         TELEPHONE NO.: (954) 763-1200



                        CALCULATION OF REGISTRATION FEE

-------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------
                                                                 PROPOSED             PROPOSED
                                              AMOUNT              MAXIMUM              MAXIMUM             AMOUNT OF
          TITLE OF SECURITIES                  TO BE          OFFERING PRICE          AGGREGATE          REGISTRATION
           TO BE REGISTERED                REGISTERED(1)       PER SHARE(1)       OFFERING PRICE(1)         FEE(1)
-------------------------------------------------------------------------------------------------------------------------
Common Stock ($.01 par value)..........    80,000 shares           $2.82              $225,600              $62.72
-------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------

(1) The amount of the registration fee represents is being calculated based on the average bid and price of Peachtree's common stock on the OTC Bulletin Board on August 17, 1999.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

PROSPECTUS

                          PEACHTREE FIBEROPTICS, INC.

                         80,000 SHARES OF COMMON STOCK

     This prospectus is part of a registration statement which registers an aggregate of 80,000 shares of common stock, of Peachtree Fiberoptics, Inc. which are being issued to two of Peachtree's consultants pursuant to a written consulting agreement dated August 16, 1999.

                             ---------------------

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or passed upon the adequacy or accuracy of the prospectus. Any representation to the contrary is a criminal offense.

                             ---------------------

     This prospectus does not constitute an offer to sell securities in any state to any person to whom it is unlawful to make such offer in such state.

               THE DATE OF THIS PROSPECTUS IS AUGUST ____, 1999.

                             AVAILABLE INFORMATION

     We are subject to the informational requirements of the Securities Exchange Act of 1934, and we file reports, proxy statements and other information with the Securities and Exchange Commission. Reports, proxy statements and other information filed with the Securities and Exchange Commission can be inspected and copied at the public reference facilities of the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of this material can also be obtained from the Public Reference Section of the Securities and Exchange Commission at its principal office at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Securities and Exchange Commission's Regional Offices in New York (7 World Trade Center, 13th Floor, New York, New York 10048) and Chicago (Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661).

     We filed with the Securities and Exchange Commission a registration statement on Form S-8 with respect to the resale of up to an aggregate of 80,000 shares of our common stock issued to Steven Krause and Timothy Mahoney. This prospectus, which is Part I of the registration statement, omits additional information contained in the registration statement. For further information with respect to Peachtree and the 80,000 shares of common stock offered by this prospectus, please refer to the registration statement and the exhibits to the registration statement. Statements in this prospectus as to any document are not necessarily complete, and any documents that are exhibits to this registration statement or incorporated by reference in this registration statement are qualified in all respects by the provisions of each exhibit or other document to which we refer. A copy of the registration statement, with exhibits, may be obtained from the Securities and Exchange Commission or examined as previously described. Our filings with the Securities and Exchange Commission can also be obtained from the Securities and Exchange Commission website at http.//www.sec.gov.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed by Peachtree with the Securities and Exchange Commission are incorporated in this prospectus by reference are part of this prospectus:

          1. Peachtree's Annual Report on Form 10-KSB for the year ended December 31, 1998.

          2. Peachtree's Quarterly Report on Form 10-QSB for the quarter ended March 31, 1999.

          3. Peachtree's Quarterly Report on Form 10-QSB for the quarter ended June 30, 1999.

          4. All reports and documents we file pursuant to Section 13, 14 or 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and prospectus and to be a part of this registration statement and prospectus from the date documents are filed. Any statement incorporated by reference in this registration statement and prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this registration statement prospectus or in any other subsequently filed document, which also is or is deemed to be incorporated by reference in this registration statement and prospectus, modifies or supersedes such statement. Any statement modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this prospectus.

     We will provide without charge to each person, including any beneficial owner, to whom a copy of the prospectus is delivered, on the written or oral request of any such person, a copy of any or all of the documents referred to above which have been or may be incorporated by reference in this prospectus, other than exhibits to such documents. Written requests for such copies should be directed to Corporate Secretary, Peachtree Fiberoptics, Inc., 701 Brickell Avenue, Suite 2000, Miami, Florida 33131.

     We were advised by the consultants that they may sell all or a portion of their shares of common stock from time to time in the over-the-counter market, in negotiated transactions, directly or through brokers or otherwise, and that such shares will be sold at market prices prevailing at the time of such sales or at negotiated prices, and we will not receive any proceeds from those sales.

     No person has been authorized by us to give any information or to make any representation other than as contained in this prospectus, and if given or made, the information or representation must not be relied upon as having been authorized by us. Neither the delivery of this prospectus nor any distribution of the shares issuable under the terms of the consulting agreement shall, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus.

                                  THE COMPANY

     Peachtree is a development stage enterprise and was incorporated in the State of Delaware in February 1992, primarily to engage in the production and sale of plastic optical fiber. In connection with its formation, we acquired from Peachtree Technologies, Inc. the rights to certain technology for a new manufacturing process to produce plastic optical fiber. We also entered into an agreement with Fiberoptic Machinery Company, Inc. to sell under our name certain custom designed machinery produced by Fiberoptic Machinery Company, Inc. to manufacture wire, cable and glass fiber. Fiberoptic Machinery Company, Inc. was a small machinery company incorporated in the State of Georgia at the time the Company was incorporated. Fiberoptic Machinery Company, Inc. acquired the remaining assets and debt of Peachtree Technologies, Inc. and Fiberoptics Machinery Company, Inc.'s continued survival was solely dependent on the success of our efforts to sell custom machinery.

     Our plastic optical fiber development efforts were primarily focused on meeting specifications set forth by Rutgers University Fiberoptics Department for "Illumination Plastic Optical Fiber". In the second quarter of 1993, we believed our plastic optical fiber met these specifications and the Company's illumination plastic optical fiber was evaluated and accepted by a sign manufacturer. During the third quarter of 1993, the sign manufacturer informed us that the plastic optical fiber previously accepted no longer met required specifications. We then determined our plastic optical fiber was not comparable to plastic optical fiber produced by other manufacturers. At that time, we did not possess funding needed to enhance or modify our existing plastic optical fiber production system to meet required specifications.

     Due to inadequate capital resources, the inability to raise additional capital, technical difficulties existing with our initial plastic optical fiber production system, certain lawsuits filed against us, and certain claims asserting that we were liable for the debts of Fiberoptics Machinery Company, Inc., we, in October 1993, granted any officer of J.W. Charles Securities, Inc. and Corporate Securities Group, Inc., our initial public offering managing underwriters, a limited power-of-attorney to negotiate and execute an agreement with Genesis Partners, Inc to act as the exclusive manager of all of our business interests.

     On October 27, 1993, we ceased all operations and subsequently sold certain assets relating to our plastic optical fiber operations. On February 2, 1994, we entered into an Asset Acquisition Agreement for the sale of our plastic optical fiber production system, certain equipment and inventory for $200,000. In connection with this sale, we licensed our proprietary technology.

     We are now seeking additional capital from investors or acquisition or merger opportunities, but we are encountering significant competition in our efforts to locate capital and/or investors or to attract acquisition or merger opportunities from other individuals and entities having similar objectives. Some of the competing individuals and entities have management, investment managers or advisors with significantly greater experience, resources and managerial capabilities than we do and are therefore in a better position than we are to obtain access to capital or investors or attractive acquisition or merger opportunities. We engaged Steven Krause and Timothy Mahoney as a consultants to help us meet our goals.

                              CONSULTING AGREEMENT

GENERAL

     On August 16, 1999, we entered into a consulting agreement with Stephen Krause and Timothy Mahoney pursuant to which we agreed to issue an aggregate of 80,000 shares of our common stock in consideration for consulting services to be provided to Peachtree over an anticipated one year period commencing as of the date of the agreement. Specifically, the consulting services include the identification and evaluation of business acquisitions involving Peachtree, whether in the form of asset purchases, stock purchases, mergers, consolidations, joint ventures, strategic alliances or otherwise.

     In addition, for a period of one (1) year beginning on the date of the agreement the consultants will be paid in accordance with the following formula if Peachtree consummates a transaction with a company introduced by the consultants.

          5% of the first one million dollars in gross transaction value;

          4% of the next million dollars in gross transaction value;

          3% of the next million dollars in gross transaction value;

          2% of the next million dollars in gross transaction value; and

          1% of the balance in gross transaction value over the first four million dollars.

     The choice of payment in cash versus Peachtree's restricted common stock will be determined by Peachtree, in writing, at the time Peachtree enters into a letter of intent for each proposed transaction.

RESTRICTIONS UNDER SECURITIES LAWS

     The sale of any shares of our common stock received must be made in compliance with federal and state securities laws. Officers, directors and 10% or greater stockholders of Peachtree, as well as certain other persons or parties who may be deemed to be "affiliates" of Peachtree under the federal securities laws, should be aware that resales by affiliates can only be made pursuant to an effective registration statement, Rule 144 or any other applicable exemption. Officers, directors and 10% and greater stockholders are also subject to the "short swing" profit rule of Section 16(b) of the Securities Exchange Act of 1934. Section 16(b) of the Securities Exchange Act generally provides that if an officer, director or 10% and greater stockholder sold any of our common stock they would generally be required to pay us any "profits" resulting from the sale of the stock.

                       SALES BY SELLING SECURITY HOLDERS

     The following table sets forth the amount of shares of our common stock held directly or indirectly by the consultants, the amount of our common stock to be owned by each following sale of such shares of common stock and the percentage of shares of common stock to be owned by each consultant following completion of offering. As of August 6, 1999, there were 366,274 shares of our common stock outstanding giving effect to a 197.44092 reverse stock split on April 28, 1999.

                                                                        SHARES TO BE    PERCENTAGE TO
                  NAME OF SELLING           NUMBER OF     SHARES TO     OWNED AFTER        BE OWNED
                  SECURITY HOLDER          SHARES OWNED   BE OFFERED      OFFERING      AFTER OFFERING
                  ---------------          ------------   ----------   --------------   --------------
          Stephen Krause.................     40,000        40,000            -0-              -0-
          Timothy Mahoney................     40,000        40,000            -0-              -0-

                           DESCRIPTION OF SECURITIES

     We are currently authorized to issue up to 20,000,000 shares of common stock, $.01 par value per share, of which 416,334 shares were outstanding as of August 16, 1999. On April 28, 1999, we implemented a l:197.44092 reverse stock split of our outstanding common stock.

COMMON STOCK

     Subject to the dividend rights of the holders of our preferred stock if any, holders of shares of our common stock are entitled to share, on a ratable basis, such dividends as may be declared by the Board of Directors out of funds legally available therefor. Upon liquidation, dissolution or winding up and after payment to creditors and holders of preferred stock that may be outstanding, our assets will be divided pro rata on a per share basis among the holders of our common stock.

     Each share of our common stock entitles the holders thereof to one vote. Holders of our common stock do not have cumulative voting rights which means that the holders of more than 50% of the shares voting for the election of directors can elect all of directors if they choose to do so, and, in such event, the holders of the remaining shares will not be able to elect any directors. Our by-laws require that only a majority of the issued and outstanding shares of our common stock need be represented to constitute a quorum and to transact business at a stockholders' meeting. Our common stock has no preemptive, subscription or conversion rights and is not redeemable.

OVER-THE-COUNTER MARKET

     Peachtree's common stock is traded on the OTC Bulletin Board of the National Association of Securities Dealers, Inc. under the symbol "PFII."

TRANSFER AGENT

     The Transfer Agent for our common stock is North American Transfer Co., 147 West Merrick Road, Freeport, New York 11520.

                                 LEGAL MATTERS

     Certain legal matters in connection with the securities being offered hereby will be passed upon for the Company by Atlas, Pearlman, Trop & Borkson, P.A., Special Counsel for the Company, Fort Lauderdale, Florida. Members of the firm of Atlas, Pearlman, Trop & Borkson, P.A. own an aggregate of 50,000 shares of our common stock.

                                INDEMNIFICATION

     Section 145 of the General Corporation Law of Delaware, the jurisdiction where Peachtree is incorporated, empowers a corporation to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation or is or was serving at the request of a corporation as a director, officer, employee or agent of another corporation or enterprise. Peachtree may indemnify against expenses (including attorneys' fees) and, other than in respect of an action by or in the right of the corporation, against judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if the person indemnified acted in good faith and in the manner he or she reasonably believed to be in or non-opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. In the case of an action by or in the right of Peachtree, no indemnification of expenses may be paid in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware court of chancery or the court in which the action was brought shall determine that, despite the adjudication of liability, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper. Section 145 of the General Corporation Law of Delaware further provides that to the extent a director, officer, employee or agent of the corporation has been successful in the defense of any action, suit or proceeding referred to above or in the defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him or her.

                                    PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE

     The documents listed in (a) through (e) below are incorporated by reference in this registration statement. All documents subsequently filed by Peachtree pursuant to Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in the registration statement and to be part thereof from the date of filing of such documents.

          (a) Peachtree's Annual Report on Form 10-KSB for the year ended December 31, 1998.

          (b)Peachtree's Quarterly Report on Form 10-QSB for the quarter ended March 31, 1999.

          (c) Peachtree's Quarterly Report on Form 10-QSB for the quarter ended June 30, 1999.

          (d) All reports and documents filed by Peachtree pursuant to Section 13, 14 or 15(d) of the Securities and Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the respective date of filing of such documents. Any statement incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document, which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any statement modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this prospectus.

ITEM 4. DESCRIPTION OF SECURITIES

     Our common stock is registered under Section 12(g) of the Securities Exchange Act of 1934, as amended. A description of our common stock is set forth in the prospectus incorporated as a part of this registration statement.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL

     Not Applicable.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the General Corporation Law of Delaware, the jurisdiction where Peachtree is incorporated, empowers a corporation to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation or is or was serving at the request of a corporation as a director, officer, employee or agent of another corporation or enterprise. Peachtree may indemnify against expenses (including attorneys' fees) and, other than in respect of an action by or in the right of the corporation, against judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if the person indemnified acted in good faith and in the manner he or she reasonably believed to be in or non-opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. In the case of an action by or in the right of Peachtree, no indemnification of expenses may be paid in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware court of chancery or the court in which the action was brought shall determine that, despite the adjudication of liability, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper. Section 145 of the General Corporation Law of Delaware further provides that to the extent a director, officer, employee or agent of the corporation has been successful in the defense of any action, suit or proceeding referred to above or in the defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him or her.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED

     Inasmuch as the consultants who received the 80,000 shares of our common stock were knowledgeable, sophisticated and had access to comprehensive information about Peachtree, the issuance of the shares to the consultants was undertaken in reliance on the exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended. Before we issued the shares to the consultants, each consultant was required to express an investment intent and consent to the imprinting of a restrictive legend on each stock certificate to be received from Peachtree except upon sale of the shares of common stock pursuant to a registration statement.

ITEM 8. EXHIBITS

EXHIBIT                             DESCRIPTION
-------                             -----------
(4)(a)        Consulting Agreement with Stephen Krause and Timothy Mahoney

(5) Opinion of Atlas, Pearlman, Trop & Borkson, P.A. relating to the issuance of shares of pursuant to the consulting agreement

(23.1) Consent of Atlas, Pearlman, Trop & Borkson, P.A. included in the opinion filed as exhibit (5) hereto

(23.2)        Consent of independent certified public accountants

ITEM 9. UNDERTAKINGS

     (1) The undersigned Registrant hereby undertakes:

        (a) To file, during any period in which offerings or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

        (b) That, for the purposes of determining any liability under the Securities Act of 1933, as amended (the "Act"), each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

        (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (2) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) Insofar as indemnification for liabilities arising under the Act may be permitted to Directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a Director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such Director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Miami and the State of Florida, on the 16th day of August, 1999.

                                          PEACHTREE FIBEROPTICS, INC.

                                          By: /s/ Leonard J. Sokolow
                                            ------------------------------------
                                                   Name: Leonard Sokolow
                                                    Its: Managing Agent

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                SIGNATURE                                     TITLE                          DATE
                ---------                                     -----                          ----

         /s/ Leonard J. Sokolow                 Managing Agent and Principal          August 17, 1999
------------------------------------------      Executive and Financial Officer
            Leonard J. Sokolow

            /s/ Sidney Levine                   Director                              August 17, 1999
------------------------------------------
              Sidney Levine